Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-192053) of Seadrill Partners LLC of our report dated May 23, 2014, relating to the financial statements of the Auriga Business, which appears in the Current Report on Form 6-K of Seadrill Partners LLC dated May 23, 2014.

/s/ PricewaterhouseCoopers LLP

Uxbridge, United Kingdom

May 23, 2014